EMPLOYMENT AGREEMENT



     Agreement made this 6th day of December, 1996, by and between The Network Connection, Inc., with offices located at 1324 Union Hill Road, Alpharetta, GA, 30201 (the Company), and Kevin D. Sheldon residing at 10970 Donamere Drive, Alpharetta, Georgia 30202 (the Employee).


W I T N E S S E T H:

     WHEREAS, Company is desirous of employing Employee as General Counsel and Corporate Secretary of Company, and Employee is desirous of committing himself to serve Company in such capacities, all upon the terms and subject to the conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.  Employment..

Company agrees to employ Employee, and employee agrees to be employed by Company, upon the terms and subject to the conditions of this Agreement.

2.  Term.

     The employment of Employee by Company as provided in Section
1 will be for a period commencing on December 6, 1996 and ending on December 6, 1999, unless sooner terminated as hereinafter set forth (the Term).

3.  Duties: Best Efforts: Indemnification.

     Employee shall serve as General Counsel and Secretary of the Company, subject only to the directions from the Chairman, Chief Executive Officer, Vice Chairman, President, Chief Financial Officer and Board of Directors of Company. Subject only to the directions of those identified in the preceding sentence, Employee shall have supervision and control over, and sole responsibility for the legal, risk management and human resource affairs of the Company as well as Secretarial responsibilities as defined in the Companys Bylaws, and shall have such powers and duties as may be from time to time prescribed by the Board of Directors of Company, provided that the nature of Employees powers and duties so prescribed shall not be inconsistent with Employees position and duties set forth herein.

     Employee shall devote all of his business time, attention and energies to the business and affairs of Company, shall use his best efforts to advance the best interests of Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The Employee shall expend his best efforts on behalf of the Company and abide by all reasonable Company policies now or hereafter existing.

     Subject to the provisions of Companys Certificate of Incorporation and Bylaws, each as amended from time to time, Company shall indemnify Employee to the fullest extent permitted by the General Corporation Law of the State of Georgia, as amended from time to time, for all amounts ( including without limitation, judgments, fines, settlement payments, expenses and attorneys fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee of services for, or the acting by Employee as a director, officer or employee of, Company, or any other person or enterprise at Companys request. Company shall obtain and maintain in full force and effect during the Term, directors and officers liability insurance policies providing full and adequate protection to Employee acting within his capacities for the Company.

4.  Place of Performance.

     In connection with his employment by Company, Employee shall be based at the principal manufacturing facility of Company located at 1324 Union Hill Road, Alpharetta, Georgia 30201 (the Offices), and Employee shall have discretion regarding his absence therefrom on travel status or otherwise during any calendar year. Employee shall not be required to move his present residence in order to perform the services contemplated hereby. Subject to the foregoing, in connection with any relocation of the Offices or transfer consented to by Employee, Company will promptly pay (or reimburse Employee for) all reasonable moving and moving related expenses incurred by Employee as a consequence of a change of his principal residence in connection with any such transfer or relocation of the Offices.

5.  Compensation.

    (a) Base Salary. Company shall pay to Employee a base salary (the Base Salary) at a rate of not less than Seventy thousand dollars ($70,000) per annum, payable in equal semi-monthly installments during the Term. The Board of Directors of the Company, at least annually, will review the Base Salary and other compensation during the Term with a view toward the increase thereof based upon Employees performance, the performance of Company, inflation, then prevailing industry salary scales and other relevant factors. The Base Salary provided hereunder, as may be increased by the Board of Directors of Company from time to time, shall not be reduced without Employees consent.

     (b)  Out-of-Pocket Expenses.   Company shall promptly pay to
Employee the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Employee, Company shall promptly reimburse Employee for such payment, provided that Employee properly accounts therefor in accordance with Companys written policy.

     (c)  Participation in Benefit Plans.    Employee shall be entitled to
participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health and accident plan or any other employee benefit plan or arrangement made available by Company to its executives and key management employees.

     (d)  Vacation.   Employee shall be entitled to paid vacation days in
each calendar year as determined by Company from time to time, but not less than three (3) weeks in any calendar year, prorated in any calendar year during which Employee is employed hereunder for less than entire year in accordance with the number of days in such year during which Employee is so employed. Employee shall also be entitled to all paid holidays given by Company to its executives and key management employees.

     (e)  Other Benefits.    In addition to the other benefits specified
pursuant to this Section 5, Company shall provide Employee with an automobile allowance of $400.00 per month to be used to meet the costs of operating an automobile for business use.

       (f)  Incentive Compensation.     The Company may also pay to
Employee other incentive compensation as may be set by the Board of Directors from time to time to reflect Employees contribution to the financial goals of the Company.

6.  Termination.

     Employees employment hereunder shall be terminated upon Employees death and may be terminated as follows:

     (a) Effective upon the giving of written notice by the Board of Directors of Company to Employee in the event that Employee hereafter (i) shall willfully fail to comply with any of the material terms of this Agreement, (ii) shall fail to perform his duties hereunder, (iii) shall be diagnosed with chronic alcoholism or any other form of addiction which substantially impairs the Employees ability to perform his duties hereunder, or (iv) shall willfully engage, in his capacity as an executive or officer of Company, in gross misconduct injurious to the Company, and a vote to such effect shall have been adopted by not less than a majority of the directors (including
Employee) then in office of Company, after reasonable notice to Employee and an opportunity for him to be heard before such Board.
For purposes of this Section 6(a), no act, or failure to act, on Employees part shall be considered willful unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action(s) or omission(s) were in the best interests of Company.
     (b) Upon not less than sixty (60) days written notice by the Board of Directors of Company to Employee in the event that (i) the Board shall have received a written statement from a reputable independent physician to the effect the Employee shall have become so incapacitated as to be unable to resume, within the ensuing twelve (12) months his employment hereunder by reason of physical or mental illness or injury, or (ii) Employee shall not have substantially performed his duties hereunder for six (6) consecutive months
(exclusive of any vacation permitted under Section 5 (d) hereof) by reason of any such physical or mental illness.

     (c) If, within thirty (30) days after any notice of termination pursuant to Sections 6(a) or 6(b) hereof is given, Employee informs Company in writing that a dispute exists concerning such termination, such termination shall be deemed to have occurred only upon the date on which such dispute is finally resolved. During the pendency of any such dispute and until such dispute is finally resolved, Company shall continue to pay Employee the Base Salary in effect at the date of such notice of termination pursuant to Section 6(a) or 6(b). If such dispute results in a final determination to the effect that Company did not have a proper basis for such termination, Company shall promptly pay to Employee any other payments to which Employee would have been entitled to receive had Employees employment hereunder not been improperly terminated, and if such dispute results in a final determination to the effect that Company did have a proper basis for such termination, the Base Salary pursuant to the preceding sentence shall cease and terminate upon the date of such final determination.

     (d) In the event of the termination of Employees employment pursuant to Section 6(b) hereof, for the longer of one year following any such termination or the balance of the Term (as if such termination had not occurred), Company shall (i) continue to pay Employee the Base Salary in effect at the time of such termination less the amount, if any, then payable to Employee under any disability benefits of Company,
(ii) pay to Employee at the end of the fiscal year in which his termination occurred, the amount which would have been payable to Employee pursuant to Companys bonus pool, if any, for the entire year in which such termination occurred pro-rated to the effective date of termination and (iii) maintain at its expense, all major medical and other health, accident, life or other disability plans and programs in which Employee participated immediately prior to such termination.

     (e) In the event of the termination of Employees employment as a result of Employees death, Company shall (i) for the longer of (X) one year following Employees death or (Y) the balance of the Term (as if such termination had not occurred), continue to pay to Employees estate Employees Base Salary in effect at the time of such termination,
(ii) pay to Employees estate at the end of the fiscal year in which Employees death occurred, the amount which would have been payable to Employee pursuant to Companys bonus pool, if any, for the entire fiscal year in which his death occurred pro-rated to the date of his death, and (iii) for the longer of one year following Employees death or the balance of the Term (as if such termination had not occurred), maintain, at Companys expense, for the continued benefit of Employees family, all major medical and other health, accident, life or other disability plans and programs in which Employee participated immediately prior to his death. Company shall also pay to Employees heirs a lump-sum death benefit equal to 50% of any key employee life insurance obtained by Company on the life of Employee.

7.  Severance.

     Upon (i) the acquisition by any person (as such term is defined in sections 13 (d) and 14 (d) (2) of the Securities Exchange Act of 1934, as amended), directly or indirectly of securities of Company representing 51% or more combined voting power of Companys then outstanding securities, (ii) the future disposition by Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in a transaction to which Employee does not consent, (iii) the breach by Company of its material obligations under this Agreement, or (iv) the termination of this Agreement by Company for any reason other than
(X) that specified in Section 6 (a) hereof or (Y) by mutual agreement of Company and Employee (such events being hereinafter collectively referred to as a Severance Event), Employee shall have the right to terminate this Agreement within ten (10) days after the occurrence of such Severance Event. Upon the effective date of such termination, Employee shall be entitled to receive a lump sum severance amount equal to the sum of (I) the greater of (x) the present value of his Base Salary in effect at the time of Severance Event for one year or (y) the present value of his Base Salary in effect at the time of the Severance Event for the remainder of the Term (as if such termination had not occurred) plus (II) the estimated amount which would have been payable to Employee pursuant to Companys bonus pool, if any, for the fiscal year during which such termination occurred, as determined in good faith by the Board of Directors of Company based upon Companys results of operations for the fiscal year through the effective date of the termination and its historical results of operations and pro-rated to the effective date of termination. In addition, for the longer of one year following any such termination or the balance of the Term (as if such termination had not occurred), Company shall maintain, at Companys expense, major medical and other health, accident, life or other disability plans or programs in which Employee participated immediately prior to such termination. For purposes of this Agreement, the present value of Employees Base Salary shall be based upon an interest rate of ten percent (10%) per annum. Employee shall not be required to mitigate the amount of the termination payment provided pursuant to this Section 7, nor will such payment be reduced by reason of Employees securing other employment.

8.  Covenant Regarding Inventions and Copyrights; Protection of
Confidential Information.

The Employee Invention, Non-Disclosure and Non-Solicitation
Agreement dated September 24, 1996 between Company and
Employee (the NDA Agreement) is incorporated herein by reference.

9.  Disputes.

     If Company or Employee shall dispute any termination of Employees employment hereunder or if a dispute concerning any payment hereunder shall exist:

     (a) either party shall have the right (but not the obligation), in addition to all other rights and remedies provided by law, to compel arbitration of the dispute in Fulton County, Georgia, under the rules of the American Arbitration Association by giving written notice of arbitration to the other party within thirty (30) days after notice of such dispute has been received by the party to whom notice has been given;
and

     (b) if such dispute (whether or not submitted to arbitration pursuant to Section 9 (a) hereof) results in a determination that (i) Company did not have the right to terminate Employees Employment under the provisions of this Agreement or (ii) the position taken by Employee concerning payments to Employee is correct, Company shall promptly pay, or if theretofore paid by Employee, shall promptly reimburse
Employee for, all costs and expenses (including attorneys fees) reasonably incurred by Employee in connection with such dispute.


10.  Successors; Binding Agreement.

     (a) In the event of a future disposition by Company (whether direct or indirect, by sale of assets or stock merger, consolidation or otherwise) of all or substantially all of its business and/or assets in a transaction to which Employee consents, Company will require any successor, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such disposition had taken place.

     (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employees personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employees estate.

11.  Notices.

     All notices, consents or other communications required or permitted to be given by any party hereunder shall be in writing (including telecopy or other similar writing) and shall be given by personal delivery, certified or registered mail, postage prepaid, or telecopy (or other similar writing) as follows:

To Company:						To
Employee:

The Network Connection					Kevin
D. Sheldon
1324 Union Hill Road					10970
Donamere Drive
Alpharetta, Georgia  30201
	Alpharetta, Georgia  30202
Attn: CEO

or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective unit actually received.

12.  Modifications and Waivers.

     No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of Company and is agreed to in writing and signed by Employee and Company. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.  Entire Agreement.

    This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof.


14.  Governing Law.

    Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (without giving effect to conflicts of law).

15.  Invalidity.
    Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.
16.  Headings.
     The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT
THEY HAVE READ AND UNDERSTAND THIS AGREEMENT
AND AGREE TO BE BOUND BY ITS TERMS.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

     Company:
	Employee:

By:_____________________________
By:_________________________________

Title: Chairman and CEO
	Kevin D. Sheldon